Exhibit 99.1

FOR	IMMEDIATE RELEASE

For:	United Fire & Casualty Company

118 Second Avenue SE, PO Box 73909

Cedar Rapids, Iowa 52407-3909

Contact: John A. Rife, President/CEO, 319-399-5700

United Fire & Casualty Company Reports Third Quarter 2005 Results

•	Third quarter net income totaled $8.0 million, or $.34 per share / $67.5 million, or $2.87 per share YTD

•	Third quarter net operating income totaled $7.5 million, or $.32 per share / $64.8 million, or $2.75 per share YTD

•	Third quarter total revenues were $149.8 million / $458.8 million YTD

•	Third quarter combined ratio was 102.8% / 82.8% YTD

•	Book value of $23.84 per share as of September 30, 2005

All share and per share amounts reflect the retroactive effects of our December 15, 2004 one-for-one stock dividend.

CEDAR RAPIDS, IA – October 24, 2005 – United Fire & Casualty Company (NASDAQ: UFCS) today reported third quarter 2005 net income of $8.0 million, or $.34 per share, which includes net realized investment gains (before tax) of $.6 million. Net income for the third quarter of 2004 was $21.7 million, or $1.02 per share (after providing for the dividend and accretion on convertible preferred stock), which included net realized investment gains (before tax) of $2.3 million. Third quarter diluted earnings were $.34 per share and $.92 per share for 2005 and 2004, respectively. The deterioration in our quarterly results is attributable to Hurricanes Katrina and Rita, which hit the Gulf Coast region of the United States during the quarter. The impact of these storms on our financial results is discussed below.

Net operating income for the third quarter of 2005 was $7.5 million, or $.32 per share. Net operating income for the third quarter of 2004 was $20.2 million, or $.95 per share (after providing for the dividend and accretion on convertible preferred stock).

Total revenues were $149.8 million in the third quarter of 2005, a decrease of $6.9 million, or 4.4 percent, from the third quarter of 2004. Net premiums earned decreased 5.7 percent to $119.2 million in the third quarter of 2005, compared to $126.5 million in the third quarter of 2004. The decrease in net premium earned was driven by reinsurance reinstatement premiums incurred in response to the reinsurance recoveries we expect to receive on our losses from Hurricane Katrina. These charges decreased our net premiums written and net premium earned by approximately $8.0 million. Net realized investment gains were $.6 million in the third quarter of 2005, compared to $2.3 million in the third quarter of 2004. Investment income was $29.8 million in the third quarter of 2005, compared to $27.9 million in the third quarter of 2004.

The severe losses caused by Hurricanes Katrina and Rita resulted in a large increase in the catastrophe losses incurred in the third quarter of 2005, as compared to the third quarter of 2004. The following table details the impact that the catastrophes had on our underwriting results for the third quarter of 2005.

(In thousands, except per share data)

Catastrophe Losses

Catastrophe	Loss and Loss Settlement Expenses, Net of Reinsurance	After-tax earnings per share impact	Combined Ratio Impact
Hurricane Katrina	$15,750	$(0.43)	14.4%
Hurricane Rita	$10,000	$(0.28)	9.1%
Other	$624	$(0.02)	0.6%

Total	$26,374	$(0.73)	24.1%

Reinsurance Reinstatement Premiums
Net Premiums Written	Net Premiums Earned	After-tax earnings per share impact	Combined Ratio Impact
$ (8,005)	$(8,005)	$(0.22)	7.0%

The loss and loss settlement expenses for Hurricanes Katrina and Rita presented in the above table are estimates made by management. Management estimated the loss and loss settlement expenses by reviewing specific known claims and by estimating our potential for additional claims by analyzing reports prepared by independent experts who studied the paths of Hurricanes Katrina and Rita using models accepted in the insurance industry. This information is the best available to us. Actual losses incurred from Hurricanes Katrina and Rita may differ materially from the amounts presented above for several reasons, including our inability to reach portions of the affected area, the potential for legal and regulatory issues that may increase our exposure and the inherent limitations of using models to determine losses. We anticipate that it will be several months before we can determine our actual losses and loss settlement expenses attributable to Hurricanes Katrina and Rita. The financial impact from these hurricanes is most evident in our homeowners, allied lines and commercial multi-peril lines of business.

Pre-tax catastrophe losses, net of reinsurance, of $12.5 million for the third quarter of 2004 added 10.7 points to the combined ratio, resulting in a reduction in after-tax earnings of $.41 per share.

“Since August 29, the day Hurricane Katrina made landfall in New Orleans, we have focused our attention primarily on the Gulf Coast states,” said President & CEO John A. Rife. “The destruction caused by Hurricane Katrina has presented us with many challenges, including processing the large volume of claims, assisting our 23 employees who lived in the New Orleans area, and organizing storm teams to survey the damage in Louisiana. And then, less than a month later, Hurricane Rita came along to further complicate the situation.

“To handle the increased number of claims, our Claims Department in the Home Office extended its office hours, with employees working both evenings and weekends for a five-week period. Although our storm teams are now able to access most of the hurricane-damaged areas, the claim settlement process has been impeded by accessibility problems and insurance coverage issues. We want to assure our policyholders in hurricane-damaged areas that we are committed to settling claims as efficiently as possible, carrying out our duties courteously and with the highest ethical standards to help them begin to recover from these storms.

“Hurricanes Katrina and Rita obviously had a substantial impact on our financial results in the third quarter, but I continue to be encouraged by our non-catastrophe loss experience, which reflected solid results. This quarter was the first quarter in 30 months that we did not earn an underwriting profit, and we knew that these very strong results wouldn’t be sustainable. The storms in the third quarter reminded us that despite all the measures we take to reduce our risk – strict underwriting, careful risk selection, accurate pricing and reinsurance — the possibility for significant loss is always with us. Risk-taking is the business we’re in, and we are prepared to deal with catastrophes when they occur.

“Although we will be reviewing our approach to underwriting personal and commercial business in coastal areas, I feel confident that our overall philosophy of ‘writing good business with good agents at an adequate price’ is a solid business approach that will continue to provide positive results.”

UNITED FIRE & CASUALTY COMPANY AND SUBSIDIARIES Financial Results (In thousands, except per share data and number of shares)	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues
Net premiums written	$113,057	$121,306	$371,271	$379,663

Net premiums earned	$119,238	$126,451	$366,443	$365,175
Investment income, net of investment expenses	29,804	27,930	87,830	82,965
Realized investment gains	631	2,281	4,065	3,300
Other income	150	105	481	202

Total Revenues	149,823	156,767	458,819	451,642
Benefits, Losses and Expenses
Losses and settlement expenses	82,708	72,594	193,708	203,010
Increase in liability for future policy benefits	4,249	4,500	12,498	8,533
Amortization of deferred policy acquisition costs	27,697	27,284	83,445	81,406
Other underwriting expenses	11,287	6,633	30,463	28,277
Interest on policyholders’ accounts	13,565	14,113	41,425	42,640

Total Benefits, Losses and Expenses	139,506	125,124	361,539	363,866

Income before income taxes	10,317	31,643	97,280	87,776

Federal income taxes	2,362	9,958	29,808	27,565

Net income	$7,955	$21,685	$67,472	$60,211

Less preferred stock dividends and accretions	$—	$1,186	$4,106	$3,545

Earnings available to common shareholders	$7,955	$20,499	$63,366	$56,666

Net operating income	$7,545	$20,202	$64,830	$58,066

Weighted average shares outstanding	23,595,653	20,121,006	22,056,455	20,109,868

Basic earnings per common share	$0.34	$1.02	$2.87	$2.82

Diluted earnings per common share	$0.34	$0.92	$2.85	$2.55

Cash dividends declared per common share	$0.12	$0.10	$0.36	$0.30

Following is a discussion of our year-to-date results.

For the nine months ended September 30, 2005, net income was $67.5 million or $2.87 per share (after providing for the dividend and accretion on convertible preferred stock). For the nine months ended September 30, 2004, net income was $60.2 million or $2.82 per share (after providing for the dividend and accretion on convertible preferred stock). Diluted earnings for the first nine months of 2005 were $2.85 per share. Diluted earnings for the first nine months of 2004 were $2.55 per share. Net realized investment gains (before tax) were $4.1 million through September 30, 2005, compared to net realized investment gains (before tax) of $3.3 million for the first nine months of 2004.

Net operating income for the nine months ended September 30, 2005 was $64.8 million, or $2.75 per share (after providing for the dividend and accretion on convertible preferred stock), versus net operating income of $58.1 million, or $2.71 per share (after providing for the dividend and accretion on convertible preferred stock), for the nine months ended September 30, 2004.

Pre-tax catastrophe losses for the nine months ended September 30, 2005, net of reinsurance, were $32.4 million, which added 9.6 points to the combined ratio. These catastrophe losses resulted in an after-tax earnings impact of $.96 per share. For the same period of 2004, pre-tax catastrophe losses were $17.8 million, which added 5.3 points to the combined ratio. These catastrophe losses resulted in an after-tax earnings impact of $.58 per share.

Following is a discussion of third quarter 2005 results for each business segment.

Property and casualty insurance segment

In the third quarter of 2005, our property and casualty insurance segment’s pre-tax income was $6.5 million, compared to $24.8 million in the third quarter of 2004. This deterioration is attributable to the losses, expenses and reinsurance reinstatement premiums generated by Hurricanes Katrina and Rita.

Net premiums written in the third quarter of 2005 were $104.6 million, compared to $113.8 million in the third quarter of 2004. Net premiums earned in the third quarter of 2005 were $109.6 million, compared to $116.8 million in the third quarter of 2004. Without the effect of the $8.0 million reinsurance reinstatement premium incurred in the third quarter of 2005, the quarterly net premiums written and net premiums earned would have been $112.6 million and $117.6, respectively. The increase in net premiums earned we would have achieved without the impact of the reinsurance reinstatement premium is attributable to pricing and other underwriting initiatives that we have pursued in recent years, from which we continue to realize benefits as the related premium is earned. However, moderation in pricing is evident as rate increases have diminished in most lines of business and, in several lines; we have actually experienced a decrease in rates from 2004.

Losses and loss settlement expenses increased to $78.0 million in the third quarter of 2005 from $68.6 million in the third quarter of 2004. Without the impact of Hurricanes Katrina and Rita, we achieved an improvement in our loss experience between quarters, which we attribute to a significant decrease in non-catastrophe claims frequency. This was primarily the result of a decrease in losses arising from weather events not classified as catastrophes.

The net loss ratio, which includes loss adjustment expenses, was 71.2 percent for the third quarter of 2005 versus 58.8 percent for the third quarter of 2004. The increase in the net loss ratio reflects the impact that Hurricanes Katrina and Rita had on our underwriting results. The third quarter 2005 commercial lines net loss ratio (including reinsurance) was 58.5 percent, compared to 57.4 percent for the third quarter of 2004. The third quarter 2005 personal lines net loss ratio was 202.6 percent, compared to 70.6 percent for the third quarter of 2004.

The expense ratio was 31.6 percent for the third quarter of 2005, compared to 26.7 percent in the third quarter of 2004. The deterioration is attributable to a reduction in the amount of underwriting expenses we are able to defer during the quarter as compared to the third quarter of 2004. This reduction resulted from the adverse impact of Hurricanes Katrina and Rita on our underwriting results.

“The property and casualty insurance market remains highly competitive, marked by decreasing premium rates in several lines of business,” observed Rife. “Although premium growth has been difficult for our company overall, I’m pleased to note that our Denver Regional Office continues to experience double-digit premium growth and low loss ratios. We expect premium rates paid by insureds in coastal areas to increase as a result of the hurricanes. Furthermore, because of the severity of the impact of the hurricanes on the reinsurance industry, reinsurance rates in general will likely increase. If so, we expect to see a corresponding increase in premium rates across the country, particularly in the property lines of business.”

Property & Casualty Insurance Financial Results: (In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues
Net premiums written	$104,600	$113,768	$347,263	$357,942

Net premiums earned	$109,578	$116,763	$338,043	$339,174
Investment income, net	9,020	7,076	25,648	21,079
Realized investment gains	532	714	2,440	1,744

Total Revenues	119,130	124,553	366,131	361,997

Benefits, Losses and Expenses
Losses and settlement expenses	78,013	68,632	179,812	189,264
Amortization of deferred policy acquisition costs	24,873	26,004	74,898	73,254
Other underwriting expenses	9,768	5,152	25,236	23,357

Total Benefits, Losses and Expenses	112,654	99,788	279,946	285,875

Income before income taxes	6,476	24,765	86,185	76,122

Federal income taxes	1,010	7,542	25,904	23,464

Net income	$5,466	$17,223	$60,281	$52,658

Life insurance segment

In the third quarter of 2005, our life insurance segment recorded pre-tax income of $3.8 million, compared to $6.9 million for the third quarter of 2004. The segment’s third quarter results included a $1.5 million decrease in realized investment gains. This decrease was primarily attributable to a $1.1 million realized loss on the sale of an impaired airline investment security. This deterioration in the life insurance segment’s third quarter results was accompanied by an increase in its total benefits, losses, and expenses. Losses and settlement expenses increased to $4.7 million in the third quarter of 2005, compared to $4.0 million for the third quarter of 2004. This increase was attributable to an increase in life claims incurred in the third quarter of 2005, as compared to the third quarter of 2004. Amortization of deferred policy acquisition costs increased to $2.8 in the third quarter of 2005, compared to $1.3 million for the third quarter of 2004. This increase is attributable to the amortization of the deferred policy acquisition costs on our credit life business, which we discontinued in 2004. As our credit life business runs off, we recognize the related deferred acquisition costs through income. In the third quarter of 2005, significant amounts of this business had run off, as compared to very little run off during the third quarter of 2004.

The principal product of our life insurance segment is the single premium deferred annuity. Pursuant to U.S. generally accepted accounting principles, we do not report annuity deposits as net premiums earned. Rather, annuity deposits are recorded as liabilities for future policyholder benefits. Revenues for annuities consist of policy surrender charges and investment income earned on policyholder deposits. In the third quarter of 2005, annuity deposits were $13.0 million compared to $11.7 million in the third quarter of 2004. These deposits were more than offset by annuity surrenders and withdrawals of $24.7 million in the third quarter of 2005, compared to $19.9 million in the third quarter of 2004. The increase in surrenders and withdrawals is primarily attributable to our annuitants seeking alternative investment opportunities to a greater extent in 2005 than in 2004.

“We reported good results in our life insurance segment, which somewhat offset the poor performance in the property and casualty segment in the third quarter,” said Rife. “Our written premium in the life insurance segment continues to improve from last year, with solid increases in our single premium whole life product. Our annuity deposits also remain strong in comparison to 2004. In addition to these improvements, we are encouraged by recent modest increases in our investment yields.”

Life Insurance Financial Results: (In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues
Net premiums written	$8,457	$7,538	$24,008	$21,721

Net premiums earned	$9,660	$9,688	$28,400	$26,001
Investment income, net	20,784	20,854	62,182	61,886
Realized investment gains	99	1,567	1,625	1,556
Other income	150	105	481	202

Total Revenues	30,693	32,214	92,688	89,645

Benefits, Losses and Expenses
Losses and settlement expenses	4,695	3,962	13,896	13,746
Increase in liability for future policy benefits	4,249	4,500	12,498	8,533
Amortization of deferred policy acquisition costs	2,824	1,280	8,547	8,152
Other underwriting expenses	1,519	1,481	5,227	4,920
Interest on policyholders’ accounts	13,565	14,113	41,425	42,640

Total Benefits, Losses and Expenses	26,852	25,336	81,593	77,991

Income before income taxes	3,841	6,878	11,095	11,654

Federal income taxes	1,352	2,416	3,904	4,101

Net income	$2,489	$4,462	$7,191	$7,553

Financial condition and supplementary financial information

At September 30, 2005 our consolidated total assets were $2.8 billion, compared to $2.6 billion at December 31, 2004. Stockholders’ equity at September 30, 2005 was $562.4 million, with a book value of $23.84 per share, versus stockholders’ equity of $452.2 million, with a book value of $22.46 per share, as of December 31, 2004.

Stockholders’ equity included $88.7 million of after-tax net unrealized investment gains as of September 30, 2005, compared to $103.7 million of after-tax net unrealized investment gains as of December 31, 2004. The decrease is attributable to the increase in interest rates experienced during 2005.

Consolidated Financial Condition: (In thousands, except per share data)			September 30, 2005	December 31, 2004

Total assets			$2,765,563	$2,570,387
Total stockholders’ equity			562,436	452,210
Common stockholders’ equity (book value) per share			23.84	22.46
Total cash & investments			2,317,469	2,269,835

P&C Supplementary Financial Analysts’ Data: (Dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
GAAP combined ratio:
Net loss ratio	71.2%	58.8%	53.2%	55.8%
Expense ratio	31.6%	26.7%	29.6%	28.5%

Combined ratio	102.8%	85.5%	82.8%	84.3%
Combined ratio (without catastrophes)	71.7%	74.8%	71.3%	79.0%

Statutory combined ratio:
Net loss ratio	71.2%	58.8%	53.2%	55.8%
Expense ratio	33.2%	30.4%	31.1%	29.9%

Combined ratio	104.4%	89.2%	84.3%	85.7%
Combined ratio (without catastrophes)	73.3%	78.5%	72.8%	80.4%

Personal and commercial* lines underwriting analysis:
Premiums earned - personal lines	$9,619	$11,927	$31,902	$36,838
Losses and loss adjustment expenses incurred - personal lines	19,490	8,421	31,097	21,410
Personal lines net loss ratio	202.6%	70.6%	97.5%	58.1%

Premiums earned - commercial lines	$99,959	$104,836	$306,141	$302,336
Losses and loss adjustment expenses incurred - commercial lines	58,523	60,211	148,715	167,854
Commercial lines net loss ratio	58.5%	57.4%	48.6%	55.5%

*	Commercial lines information includes reinsurance results

Non-GAAP Financial Measures

We believe that investor understanding of our financial performance is enhanced by disclosure of certain non-GAAP financial measures. The non-GAAP financial measures we utilize in this release are net operating income, net premiums written, catastrophe losses and statutory combined ratio. Net operating income is a key measure used by management and investors to monitor the operating results of a company’s core business. Net premiums written, catastrophe losses and statutory combined ratio are statutory financial measures prepared in accordance with statutory accounting rules as prescribed by the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual.

Net operating income: The difference between net income and net operating income is the inclusion in net income of after-tax realized investment gains and losses. We utilize net operating income because we believe it is a useful measure of the underlying performance of our core business. Management and investors commonly evaluate operating earnings as an indicator of a company’s financial performance. This measure also is described as net income before after-tax realized investment gains and losses. Because our calculation of net operating income may differ from similar measures used by other companies, investors should be careful when comparing our measure of net operating income to that of other companies.

(In thousands, except per share data)

Third quarter	Net Income	After-tax Realized Gains	Net Operating Income	Net Income/Net Operating Income per share*
2005	$7,955	$(410)	$7,545	$.34 / $.32
2004	21,685	(1,483)	20,202	1.02 / 0.95

Year to date	Net Income	After-tax Realized Gains	Net Operating Income	Net Income/Net Operating Income per share*
2005	$67,472	$(2,642)	$64,830	$2.87 /$2.75
2004	60,211	(2,145)	58,066	2.82 / 2.71

*	Per share amounts are calculated after providing for any applicable dividend and accretion on convertible preferred stock.

Net premiums written: Net premiums written is a statutory accounting measure representing the amount of premiums charged for policies issued during the period. These premiums are reported as revenue as they are earned over the underlying policy period. Net premiums written applicable to the unexpired term of a policy are recorded as unearned premium. We evaluate net premiums written as a measure of business production for the period under review.

(In Thousands)

Third quarter	Net Premiums Written	Net Change in Unearned Premium	Net Premiums Earned
2005	$113,057	$6,181	$119,238
2004	$121,306	$5,145	$126,451

Year to date	Net Premiums Written	Net Change in Unearned Premium	Net Premiums Earned
2005	$371,271	$(4,828)	$366,443
2004	$379,663	$(14,488)	$365,175

Catastrophe losses: A catastrophe loss is a single incident or series of closely related incidents causing severe insured losses. Catastrophes are by their nature unpredictable. The frequency and severity of catastrophic losses we experience in any year impacts our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. The Insurance Services Office, a supplier of property and casualty statistical data, defines as catastrophes those events that cause $25.0 million or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers. We use this definition, but we also include as catastrophes those events we believe are, or will be, material to our operations, either in amount or in number of claims made. For the quarter ending September 30, 2005 and 2004 these amounts totaled $.1 million and $1.8 million, respectively. For the nine month period ending September 30, 2005 and 2004 these amounts totaled $.5 million and $4.2 million, respectively. Portions of our catastrophe losses may be recoverable under our catastrophe reinsurance agreements.

Statutory combined ratio: The combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss adjustment expense ratio (referred to as the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”). When prepared in accordance with U.S. generally accepted accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing non-deferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned. When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing underwriting expenses by net premiums written.

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United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. Its products are marketed principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the thirteenth consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. For more information about United Fire & Casualty Company and its products and services, visit our website, www.unitedfiregroup.com.

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management’s beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “might”, “hope” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Among the factors that could cause our actual outcomes and results to differ are the following: inherent uncertainties with respect to loss reserving, including the reserves established for Hurricanes Katrina and Rita, which are based on management estimates; the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates; the actual amount of new and renewal business and demand for our products and services; the competitive environment in which we operate, including price, product and service competition; developments in domestic and global financial markets that could affect our investment portfolio and financing plans; impact of regulatory actions on our Consolidated Financial Statements; uncertainties relating to government and regulatory policies; additional government and NASDAQ policies relating to corporate governance, and the cost to comply; legal developments; changing rates of inflation, interest rates and other economic conditions; worsening of global economic conditions; our relationship with our agencies; the valuation of invested assets; the recovery of deferred acquisition costs; the resolution of legal issues pertaining to the World Trade Center catastrophe; the resolution of regulatory and legal issues pertaining to Hurricane Katrina; the occurrence of terrorist activity; or our relationship with our reinsurers. These are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.